Short-Term Bond Fund of America, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$6,785
Class B	$119
Class C	$272
Class F	$605
Total	$7781
Class 529-A	$219
Class 529-B	$7
Class 529-C	$30
Class 529-E	$10
Class 529-F	$30
Class R-1	$16
Class R-2	$30
Class R-3	$47
Class R-4	$1
Class R-5	$129
Total	$8,300

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2211
Class B	$0.1849
Class C	$0.1815
Class F	$0.2189
Class 529-A	$0.2147
Class 529-B	$0.1770
Class 529-C	$0.1774
Class 529-E	$0.2029
Class 529-F	$0.2286
Class R-1	$0.1791
Class R-2	$0.1808
Class R-3	$0.1996
Class R-4	$0.2178
Class R-5	$0.2309

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	45,286
Class B	1,203
Class C	2,836
Class F	3,991
Total	53,316
Class 529-A	1,346
Class 529-B	74
Class 529-C	259
Class 529-E	57
Class 529-F	193
Class R-1	77
Class R-2	219
Class R-3	255
Class R-4	10
Class R-5	763
Total	56,569

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.07
Class B	$10.07
Class C	$10.07
Class F	$10.07
Class 529-A	$10.07
Class 529-B	$10.07
Class 529-C	$10.07
Class 529-E	$10.07
Class 529-F	$10.07
Class R-1	$10.07
Class R-2	$10.07
Class R-3	$10.07
Class R-4	$10.07
Class R-5	$10.07